Exhibit 99.1

Corporate Office Properties Trust		Contact:
8815 Centre Park Drive, Suite 400		Mary Ellen Fowler
Columbia, Maryland 21045		Vice President
Telephone	410-730-9092	Finance & Investor Relations
Facsimile	410-740-1174	410-992-7324
Website	www.copt.com	maryellen.fowler@copt.com

NEWS RELEASE		For Immediate Release

CORPORATE OFFICE PROPERTIES TRUST
SELLS 2.75 MILLION COMMON SHARES

Columbia, MD April 20, 2004 - Corporate Office Properties Trust (NYSE: OFC) announced today that Wachovia Securities purchased 2,750,000 common shares of beneficial interest as underwriter in connection with the public offering of these securities.  The sale will generate net proceeds, before offering expenses, to the Company of approximately $58.4 million or $21.24 per share.  The offering is expected to close on April 23, 2004.  The Company plans to use the net proceeds of the sale to prepay on June 1, 2004 a $26.0 million mortgage that matures August 1, 2004 bearing interest at 7.79%, and to redeem for an aggregate of $31.3 million our 10.0% Series B Cumulative Redeemable Preferred Shares (“Series B Preferred Shares”) on or after July 15, 2004. The balance of the proceeds will be used for working capital.  Prior to consummating the repayment of the mortgage indebtedness and the redemption of all our Series B Preferred Shares, we will use the net proceeds to repay borrowings under our unsecured revolving credit facility.

The Company has granted the underwriter a thirty-day option to purchase up to 275,000 additional common shares to cover any over-allotments.

A copy of the prospectus supplement and base prospectus related to the offering when available, may be obtained from Wachovia Securities, ATTN: Equity Syndicate Desk, 7 St. Paul Street, First Floor, Baltimore, Maryland 21202.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the Company’s securities.

Company Information

Corporate Office Properties Trust is a fully integrated, self-managed, real estate investment trust which focuses on the ownership, management, leasing, acquisition and development of suburban office properties located in select Mid-Atlantic submarkets.  The Company currently owns 130 office properties totaling 10.8 million rentable square feet, including one property held through a joint venture. Corporate Development Services provides a wide range of development and construction management services.  In addition, Corporate Office Services provides land planning, design/build services, consulting and merchant development to third party entities.  The Company’s shares are traded on the New York Stock Exchange under the symbol OFC.  More information on Corporate Office Properties Trust can be found on the Internet at www.copt.com.

Forward-Looking Information

This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company.  Forward-looking statements can be identified by the use of words such as “may”, “will”, “should”, “expect”, “estimate” or other comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate.  Accordingly, the Company can give no assurance that these expectations, estimates and projections will be achieved.  Future events and actual results may differ materially from those discussed in the forward-looking statements.

Important factors that may affect these expectations, estimates, and projections include, but are not limited to:

•                  the Company’s ability to borrow on  favorable terms;

•                  general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability;

•                  adverse changes in the real estate markets including, among other things, increased competition with other companies;

•                  risk of real estate acquisition and development, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

•                  risks of investing through joint venture structures, including risks that the Company’s joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with the Company’s objectives;

•                  governmental actions and initiatives;

•                  and environmental requirements.

The Company undertakes no obligation to update or supplement any forward-looking statements.  For further information, please refer to our filings with the Securities and Exchange Commission, particularly the section entitled “Risk Factors” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2003.